Exhibit 99.1

REVOCABLE PROXY

THE PB FINANCIAL SERVICES CORPORATION

9570 MEDLOCK BRIDGE ROAD

DULUTH, GEORGIA 30097

This Proxy is solicited on behalf of the Board of Directors of The PB Financial Services Corporation (“PB Financial”) for use only at the Special Meeting of Shareholders to be held on             , 2006, and at any postponement or adjournment thereof (the “Special Meeting”).

The undersigned, being a Shareholder of PB Financial, hereby appoints             and             and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent the undersigned at the Special Meeting and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, on the following matters in accordance with the following instructions on the reverse side hereof:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 24, 2006 (the “Merger Agreement”), by and between The PB Financial Services Corporation and Alabama National BanCorporation. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Proxy Statement-Prospectus.

PROPOSAL TO APPROVE THE MERGER:	FOR Approval of the Merger ☐	AGAINST Approval of the Merger ☐	ABSTAIN from Approval of the Merger ☐

2. To approve payments to certain executive officers in connection with the Merger that could be considered “parachute payments” under Section 280G of the Internal Revenue Code.

PROPOSAL TO APPROVE 280G PAYMENTS:	FOR Approval of 280G Payments ☐	AGAINST Approval of 280G Payments ☐	ABSTAIN from Approval of 280G Payments ☐

3.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

Please mark, date and sign this Proxy below and return promptly using the enclosed envelope.

THIS PROXY CARD IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

The undersigned acknowledges that the Special Meeting may be postponed or adjourned to a date subsequent to the date set forth above, and intends that this Proxy shall be effective at the Special Meeting after such postponement(s) or adjournment(s). This Proxy is revocable, and the undersigned may revoke it at any time by delivery of written notice of such revocation to PB Financial, prior to the date of the Special Meeting, or by attendance at the Special Meeting and voting in person.

This Proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this Proxy will be voted FOR approval of the Merger Agreement and FOR approval of the 280G Payments.

Signature(s):

Date:

NOTE: Please sign exactly as name appears at left. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.